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                                                                   EXHIBIT 23.01

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 (333-08453) of our report dated February 29, 1996, except as to Note 12 which is dated as of September 9, 1996 and Note 2 which is dated as of October 29, 1996, relating to the financial statements of Ingram Micro Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the three years ended December 30, 1995 listed under Item 16(b) of this Registration Statement when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the reference to us under the heading "Experts" in such Prospectus.


Price Waterhouse LLP

Nashville, Tennessee

October 29, 1996